Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Securities Fund our report dated September 16, 2024, relating to the financial statements and financial highlights, which appears in Fidelity Blue Chip Value Fund and our report dated September 12, 2024, relating to the financial statements and financial highlights which appears in Fidelity Dividend Growth Fund on Form N-CSR for the year ended July 31, 2024. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 3, 2025